Exhibit 3.6

STATE OF MINNESOTA SECRETARY OF STATE AMENDMENT OF ARTICLES OF INCORPORATION

READ THE INSTRUCTIONS BEFORE COMPLETING THIS FORM

1.     Type or print in black ink.

2.     There is a $35.00 fee payable to the MN Secretary of State,

3.     Return Completed Amendment Form and Fee to the address listed on the bottom of the form.

CORPORATE NAME: (List the name of the company prior to any desired name change)

Analysts International Corporation

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.

Format (mm/dd/yyyy)

The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including this form — 2.)

ARTICLE V.

(see attached page)

This amendment, which was adopted by the above corporation’s Board of Directors pursuant to Minnesota Statutes, Section 302A.402, Subd. 3 to implement a share division, will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the share division exceeding the percentage of authorized shares of that class or series that were unissued before the share division.

This amendment has been approved pursuant to Minnesota Statutes chapter 302A or 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

/s/ Robert E. Woods
(Signature of Authorized Person)

Name and telephone number of contact person:	Robert E. Woods	(952) 838-2883
	Please print legibly	Phone Number

FILE IN-PERSON OR MAIL TO:

Minnesota Secretary of State - Business Services
Retirement Systems of Minnesota Building
60 Empire Drive, Suite 100
St Paul, MN 55103
(Staffed 8:00 - 4:00, Monday - Friday, excluding holidays)

To obtain a copy of a form you can go to our web site at www.sos.state.mn.us , or contact us between 9:00am to 4:00pm, Monday through Friday at (651) 296-2803 or toll free 1-877-551-6767.

All of the information on this form is public. Minnesota law requires certain information to be provided for this type of filing. If that information is not included, your document may be returned unfiled. This document can be made available in alternative formats, such as large print, Braille or audio tape, by calling (651) 296-2803/voice. For a TTY/TTD (deaf and hard of hearing) communication, contact the Minnesota Relay Service at 1-800-627-3529 and ask them to place a call to (651)296-2803. The Secretary of State’s Office does not discriminate on the basis of race, creed, color, sex, sexual orientation, national origin, age, marital status, disability, religion, reliance on public assistance or political opinions or affiliations in employment or the provision of service.

ARTICLE V

The total authorized number of shares of the Corporation shall be 24,000,000 common shares of the par value of ten cents (10¢) per share.

The shareholders shall have no preemptive or other rights to subscribe for any shares, or securities convertible into shares of the Corporation.

There shall be no cumulative voting of shares of the Corporation.

The Board of Directors is hereby authorized and empowered to accept or reject subscriptions for shares made after incorporation and to issue authorized but unissued shares from time to time for such consideration as the Board of Directors may determine, but not less than the par value of the shares so issued.

The Board of Directors is hereby authorized and empowered to fix the terms, provisions and conditions of options, warrants or rights to purchase or subscribe for shares of the Corporation, including the price or prices at which shares may be purchased and to authorize the issuance thereof.

At the Effective Time (as defined below), every one (1) outstanding share of the Corporation’s common shares will be converted into 0.20 shares of fully paid and non-assessable common shares. The occurrence of conversion set forth above shall be referred to herein as the “Reverse Stock Split.” In accordance with Minnesota Statutes Section 302A.423, no fractional shares shall be issued as a result of the Reverse Stock Split, and the Corporation shall pay in cash the fair value of such fraction of a share as of the consummation of the Reverse Stock Split as determined by the Corporation’s Board of Directors. Each outstanding stock certificate of the Corporation that represented one or more shares of the Corporation’s common shares shall immediately after the Reverse Stock Split represent that number of common shares equal to the product obtained by multiplying (x) the number of shares represented on such certificate by (y) 0.20, rounded down to the nearest whole number. The Reverse Stock Split shall become effective at the close of business on February 26, 2010 (the “Effective Time”).

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STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED

FEB 26 2010

/s/ Mark Ritchie
Secretary of State

STATE OF MINNESOTA	STATE OF MINNESOTA
DEPARTMENT OF STATE	DEPARTMENT OF STATE

I hereby certify that this is a true and complete copy of the document as filed for record in this office.	I hereby certify that this is a true and complete copy of the document as filed for record in this office.

DATED	DATED	26 February 2010

/s/ Mark Ritchie		/s/ Mark Ritchie

Secretary of State	Secretary of State

By	By	/s/ [Illegible]